UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2012

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01 "Regulation FD Disclosure."

We hold a 9.0% limited partnership interest in Penske Truck Leasing Co., L.P. ("PTL"), a leading provider of transportation services and supply chain management. We account for our investment in PTL under the equity method and as such, we record our share of PTL’s earnings each quarter on our statements of operations under the caption "Equity in Earnings of Affiliates" which also includes the results of our other investments.

On October 25, 2012, PTL released its results of operations for the nine months ended September 30, 2012. As reported by PTL, its net income for the nine months ended September 30, 2012 was $204.3 million as compared to $160.1 million for the nine months ended September 30, 2011.

The information provided above relates solely to reported results of PTL. Because PTL is engaged in different businesses than we are, its performance may vary significantly from ours and therefore the results noted above are not necessarily indicative of the results to be expected for Penske Automotive Group for the nine months ended September 30, 2012 or any future period. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our and PTL’s operations. Investors should not assume that our disclosure of the information in this filing means that we have determined that such information is material to the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

October 25, 2012	By:	/s/Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President